EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                  For more information, contact:
                                                                    Sharmila Rao
                                        Vice President, Corporate Communications
                                                                    937.291.8282
                                                        sharmila.rao@mcsinet.com

                  MCSi ANNOUNCES INTERIM FORBEARANCE AGREEMENT
                            REACHED WITH LENDER GROUP

                JOSEPH GERAGHTY APPOINTED CHIEF FINANCIAL OFFICER

DAYTON, OHIO - April 4, 2003 - MCSi, Inc. (Nasdaq: MCSI) announced today that the lenders under its secured credit facility have agreed to forbear until May 2, 2003 from exercising certain remedies available to them under the credit agreement. As previously reported, MCSi is in violation of certain financial and other covenants under this facility. During this forbearance period, MCSi will work with its lenders to develop a longer term restructuring plan.

MCSi cannot assure that it will be successful in developing such a longer term restructuring plan on acceptable terms. If unsuccessful, following expiration of the forbearance period, the lenders will be entitled to exercise certain remedies, including an acceleration of all amounts due under the credit facility. As of April 4, 2003, after receiving a tax refund of $24.9 million and making certain payments to the banks under the forbearance agreement, the balance outstanding under the credit facility, net of offsetting cash reserves of approximately $5.5 million, was approximately $90 million.

MCSi also announced that Joseph M. Geraghty has been named Chief Financial Officer of the Company. Ira H. Stanley, the Company's previous Chief Financial Officer, has resigned. Mr. Stanley has also resigned from his position as a director of the Company.

Mr. Geraghty is a specialist for Conway MacKenzie & Dunleavy in turnaround and crisis management, operational management and business valuations. Mr. Geraghty has also served as the chief financial officer and general manager of a privately owned $100 million machining and foundry company and as the director of internal audit for a $300 million international manufacturer of valves and pumps. Conway MacKenzie & Dunleavy has recently been engaged as the Company's financial advisor to assist it in its renegotiation of its credit agreement and the restructuring of the Company's operations.

Gordon Strickland, the Company's President and Chief Executive Officer, stated:
"We are pleased to reach this agreement with our lenders and will continue to work with them to develop a longer-term restructuring plan."

Mr. Strickland continued: "Joe has been working closely with us in our restructuring efforts as a member of the Conway MacKenzie team. His joining us in this new capacity will further strengthen our new management team."

About MCSi

MCSi has emerged as the nation's leading systems integrator of state-of-the-art presentation and broadcast facilities. MCSi's foresight and ability to converge three key industries: audio-visual systems, broadcast media and computer technology, combined with design-build and engineering expertise, computer networking and configuration services, an extensive product line, and quality technical support services, has given MCSi a distinct advantage in the systems integration marketplace and has contributed to the dramatic growth of the Company.

MCSi's scalable solutions address clients at every level of the business transaction continuum. Products and services are available directly through the Company and its sales specialists, many of whom provide enterprise-wide solutions and/or work exclusively with clients on strategic and strong relationships maintained with manufacturers and technology leaders. With the largest selection of audio-visual/presentation, computer, and office automation products and the legacy of technical support and field service at various locations across the U.S.A. and Canada, MCSi's customers are provided with a unique value that extends beyond the product. MCSi's products are also provided over a robust business-to-business e-commerce platform. Additional information regarding MCSi can be obtained at www.mcsinet.com (but is not part of this release).

The matters discussed in this press release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of MCSi, the occurrence of which involve risks and uncertainties which include, but are not limited to, whether the Company will be successful in reaching an acceptable plan of restructuring with its lenders, general economic conditions, industry trends, factors relative to its concentration on the audio-visual systems integration industry, actions of competitors, MCSi's ability to manage its growth, factors relating to its acquisition/merger strategy, actions of regulatory authorities, pending investigations and/or litigation, restrictions imposed by its debt arrangements, dependence upon key personnel, dependence upon key suppliers, customer demand, risk relating to its international operations, dependence on its computer systems and other factors. A complete description of those factors, as well as other factors which could affect MCSi's business, is set forth in MCSi's Form 10-K for the year ended December 31, 2001 and 10-Q for the quarter ended September 30, 2002.

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